Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

ROYAL GOLD, INC.

FIRST: The board of directors of the Corporation duly adopted resolutions approving this Amendment to the Restated Certificate of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, in accordance with the provisions of Section 242 of the Delaware General Corporation Law (the “DGCL”). The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the TENTH paragraph of the Restated Certificate of Incorporation of the Corporation be amended in its entirety to read as follows:

No director or officer of the Corporation shall be liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such an exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as presently in effect or as the same may hereafter be amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

SECOND: The Stockholders approved and adopted this Amendment to the Restated Certificate of Incorporation of the Corporation at an annual meeting of stockholders held on May 25, 2023, in accordance with the provisions of Section 222 of the DGCL.

THIRD: Except as amended hereby, the provisions of the Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on May 26, 2023.

ROYAL GOLD, INC.

By: /s/ Laura B. Gill

Name: Laura B. Gill

Title:Vice President, Corporate Secretary

and Chief Compliance Officer